Exhibit 99.1

CONTACT: For Company Eric Stoppenhagen +1-949-903-0468 eric@aurasourceinc.com	For Investor Inquiries: Capital Group Communications, Inc. O: 415-.332.7200 E: info@capitalgc.com www.capitalgc.com
AuraSource, Inc. Breaks Ground on AuraFuel Plant

Qinzhou, China, April 15, 2010–  AuraSource, Inc. (OTCBB: ARAO.OB), a developer of clean energy technology, today announced that its joint venture, China Qinzhou KaiYuYuan New Energy Co., Ltd. broke ground on a one million ton oil shale processing facility in Qinzhou, China.

The AuraFuel plant will utilize the AuraFuel process which AuraSource licensed from China Chemical Economic Cooperation Center (“CCECC”).  CCECC is a Chinese governmental division which leads China’s energy and environmental research and development. AuraSource obtained the license for the Gulf of Tonkin Economic Region. The AuraFuel process utilizes a low temperature catalytic process to convert oil shale and low ranking coal into feedstock for the petrochemical industry.

China Qinzhou Kai Yu Yuan New Energy Co., Ltd. is a joint venture between AuraSource, Mongolia Energy, and Kaiyuyuan Mineral Investment Group. Kaiyuyuan Mineral provided the full funding for this plant.  AuraSource is providing the project management expertise and the license for the AuraFuel process.  The joint venture contracted China Shandong Metallurgical Engineering Corp. as EPC general contractor which will provide a turnkey solution under an initial operation service contract.

Mr. Wang Chen, Group Vice President of Kaiyuyuan Mineral, stated, “Our partnership with AuraSource allows us to capitalize on their management skills and HCF technology portfolio. We look forward to a prosperous relationship.”

Mr. Cao Zhide, the President of CCECC, stated, “Qinzhou Kaiyuyuan New Energy venture will demonstrate the most cost effective crude oil substitute solution in the world.”

Ms. Xiao Yingzhi, the Mayor of Qinzhou, stated, “Qinzhou Kaiyuyuan New Energy project utilizes Qinzhou’s ideal location which is in a deep seaport, in the center of the Southeast Asian Countries Economy Area, and in a Petrochemical Industry Zone. The Qinzhou Government supports this progressive project and hopes it will be an example for development in the region.”

Mr. Philip Liu, AuraSource’s CEO, stated, “The fully funded Kaiyuyuan New Energy venture will give us a strong revenue base. Additionally, this plant will be the first industrial production to utilize CCECC’s LTC oil shale process conversion and to a further extent AuraSource’s clean energy technology portfolio. We look forward to partnering with Kaiyuyuan Mineral to showcase our first AuraFuel plant. ”

About AuraSource

AuraSource focuses on clean energy technology development.  AuraSource develops and licenses the AuraFuelTM and AuraCoalTM processes. AuraSource is researching and developing other technologies related to Hydrocarbon Clean Fuel.  AuraSource plans to sell and license products and services related to their HCF technologies in China and the United States.

For more information about AuraSource, please visit www.aurasourceinc.com.

SAFE HARBOR STATEMENT
This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. AuraSource has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect AuraSource's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause AuraSource's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. AuraSource undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.